Exhibit 99(n)(4)

Fourth Amended and Restated

RULE 18f-3

MULTI-CLASS PLAN

FOR

BROOKFIELD INVESTMENT FUNDS

BROOKFIELD GLOBAL LISTED REAL ESTATE FUND

BROOKFIELD GLOBAL LISTED INFRASTRUCTURE FUND

BROOKFIELD U.S. LISTED REAL ESTATE FUND

BROOKFIELD REAL ASSETS SECURITIES FUND

BROOKFIELD REAL ASSETS DEBT FUND

CENTER COAST BROOKFIELD MLP FOCUS FUND

This Multi-Class Plan (the “Multi-Class Plan”) is adopted pursuant to Rule 18f-3 under the Act to provide for the issuance and distribution of multiple classes of shares in relation to each underlying series of investment portfolios (each, a “Fund,” and collectively, the “Funds”) of Brookfield Investment Funds (the “Trust”), in accordance with the terms, procedures and conditions set forth below.  A majority of the Trustees of the Trust, including a majority of the Trustees who are not interested persons of the Trust within the meaning of the Act, have found this Multi-Class Plan, including the expense allocations, to be in the best interest of the Trust and each Class of Shares of the Funds constituting the Trust.

1.             Definitions. As used herein, the terms set forth below shall have the meanings ascribed to them below.

1.                                      The Act—the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

2.             Class—a class of Shares of a Fund.

3.             Class A Shares—shall have the meaning ascribed in Section 2.1.

4.             Class C Shares—shall have the meaning ascribed in Section 2.2.

5.             Class Y Shares—shall have the meaning ascribed in Section 2.3.

6.             Class I Shares—shall have the meaning ascribed in Section 2.4.

7.             Class T Shares—shall have the meaning ascribed in Section 2.5.

8.                                      Distribution Expenses—expenses, including allocable overhead costs, imputed interest any other expenses and any element of profit referred to in a Plan of

Distribution and/or board resolutions, incurred in activities which are primarily intended to result in the distribution and sale of Shares.

9.                                      Distribution Fee—a fee paid by a Fund in respect of the assets of a Class of the Fund to the Distributor pursuant to the Plan of Distribution relating to the Class.

10.          Distributor —Quasar Distributors, LLC.

11.          FINRA—Financial Industry Regulatory Authority, Inc.

12.                               Fund—Brookfield Global Listed Real Estate Securities Fund, Brookfield Global Listed Infrastructure Securities Fund, Brookfield U.S. Listed Real Estate Fund, Brookfield Real Assets Securities Fund, Brookfield Real Assets Debt Fund, and Center Coast Brookfield MLP Focus Fund.

13.          IRS—Internal Revenue Service.

14.                               Plan of Distribution—any plan adopted under Rule 12b-1 under the Act with respect to payment of a Distribution Fee and/or service fee.

15.                               Prospectus—the prospectus, including the statement of additional information incorporated by reference therein, covering the Shares of the referenced Class or Classes of a Fund.

16.                               Service Fee—a fee paid to financial intermediaries, including the Distributor and its affiliates, for the ongoing provision of personal services to shareholders of a Class and/or the maintenance of shareholder accounts relating to a Class.

17.          Share—a share in a Fund.

18.          Trustees—the trustees of the Trust.

2.             Classes. Subject to further amendment, a Fund may offer different Classes of Shares constituting the Fund as follows:

1.                                      Class A Shares. Class A Shares of a Fund means Class A Shares designated by the Amended and Restated Agreement and Declaration of Trust (the “Declaration of Trust”) and adopted by the Trustees.  Class A Shares shall be offered at net asset value plus a front-end sales charge set forth in the Prospectus from time to time, which may be reduced or eliminated in any manner not prohibited by the Act or FINRA, as set forth in the Prospectus.  The offering price of Class A Shares subject to a front-end sales charge shall be computed in accordance with the Act.  Class A Shares shall be subject to ongoing Distribution Fees or Service Fees approved from time to time by the Trustees and set forth in the Prospectus.

2.                                      Class C Shares. Class C Shares of a Fund means Class C Shares designated by the Declaration of Trust and adopted by the Trustees.  Class C Shares shall be offered at net asset value and are subject to ongoing Distribution Fees and Service Fees approved from time to time by the Trustees and set forth in the Prospectus.

3.                                      Class Y Shares. Class Y Shares of a Fund means Class Y Shares designated by the Declaration of Trust and adopted by the Trustees.  Class Y Shares shall be (1) offered at net asset value, (2) sold without a front-end sales load, (3) available only through certain “wrap,” retirement and other programs sponsored by certain financial intermediaries with whom the Funds and their distributor have entered into an agreement, as well as employees, officers, and trustees of the Trust, the Adviser and its affiliates and their immediate family members (i.e., spouse, domestic partner, parents, grandparents, children, grandchildren and siblings (including step and in-law) of any of the above, as set forth in the Prospectus, and (4) not subject to ongoing Distribution Fees or Service Fees.

4.                                      Class I Shares. Class I Shares of a Fund means Class I Shares designated by the Declaration of Trust and adopted by the Trustees.  Class I Shares shall be (1) offered at net asset value, (2) sold without a front-end sales load, (3) offered to foundations, endowments, institutions, and employee benefit plans acquiring Shares directly from the Distributor or from a financial intermediary with whom the Distributor has entered into an agreement expressly authorizing the sale by such intermediary of Class I Shares and whose initial investment is not less than the initial minimum amount set forth in the Prospectus from time to time, and (4) not subject to ongoing Distribution Fees or Service Fees.

5.                                      Class T Shares. Class T Shares of a Fund means Class T Shares designated by the Declaration of Trust and adopted by the Trustees.  Class T Shares shall be offered at net asset value plus a front-end sales charge set forth in the Prospectus from time to time, which may be reduced or eliminated in any manner not prohibited by the Act or FINRA, as set forth in the Prospectus.  The offering price of Class T Shares subject to a front-end sales charge shall be computed in accordance with the Act.  Class T Shares shall be subject to ongoing Distribution Fees or Service Fees approved from time to time by the Trustees and set forth in the Prospectus.

All Classes of Shares are subject to the imposition of a redemption fee on redeemed shares that have been held for less than a specified period as determined from time to time by the Trustees.

3.             Rights and Privileges of Classes. Each of the Class A Shares, Class C Shares, Class Y Shares Class I Shares, and Class T Shares will represent an interest in the same portfolio of assets and will have identical voting, dividend, liquidation and other rights, preferences, powers, restrictions, limitations, qualifications, designations and terms and conditions except as described otherwise in the Declaration of Trust with respect to each of such Classes.

4.             Service and Distribution Fees. Class A Shares and Class T Shares shall be subject to ongoing Distribution Fees or Service Fees not in excess of 0.25% per annum of the average daily net assets of such Class.  Class C Shares shall be subject to a Distribution Fee not in excess of 0.75% per annum of the average daily net assets of the Class and a Service Fee not in excess of 0.25% of the average daily net assets of the Class.  All other terms and conditions with respect to Service Fees and Distribution Fees shall be governed by the plans adopted by the Trust with respect to such fees and Rule 12b-1 of the Act.

5.             Conversion. Shares of one Class are convertible into Shares of another Class, from time to time, as long as the shareholders of such shares are eligible to be investors of the Class into which they are converting and such conversion complies with Section 11 of the Act. Conversion privileges may vary among Classes and among holders of a Class.

6.             Allocation of Liabilities, Expenses, Income and Gains Among Classes.

1.                                      Liabilities and Expenses applicable to a particular Class. Each Class of a Fund shall pay any Distribution Fee and Service Fee applicable to that Class.  Other expenses applicable to any of the foregoing Classes such as incremental transfer agency fees, but not including advisory or custodial fees or other expenses related to the management of a Fund’s assets, shall be allocated among such Classes in different amounts in accordance with the terms of each such Class if they are actually incurred in different amounts by such Classes or if such Classes receive services of a different kind or to a different degree than other Classes.

2.                                      Income, losses, capital gains and losses, and liabilities and other expenses applicable to all Classes. Income, losses, realized and unrealized capital gains and losses, and any liabilities and expenses not applicable to any particular Class shall be allocated to each Class on the basis of the net asset value of that Class in relation to the net asset value of the relevant Fund.

3.                                      Determination of nature of items. The Trustees shall determine in their sole discretion whether any liability, expense, income, gains or loss other than those listed herein is properly treated as attributed in whole or in part to a particular Class or all Classes.

7.             Exchange Privilege. Holders of Class A Shares, Class C Shares, Class Y Shares and Class I Shares shall have such exchange privileges as are set forth in the Prospectus for such Class.  Exchange privileges may vary among Classes and among holders of a Class.  Class T Shares shall have no exchange privileges (between other classes of shares of the same Fund or between Class T shares of other Funds).

8.             Voting Rights of Classes.

1.                                      Shareholders of each Class shall have exclusive voting rights on any matter submitted to them that relates solely to that Class.

2.                                      Shareholders shall have separate voting rights on any matter submitted to such shareholders with respect to which the interest of one Class differs from the interests of any other Class.

9.             Dividends and Distributions. Dividends and capital gain distributions paid by a Fund with respect to each Class, to the extent any such dividends and distributions are paid, will be calculated in the same manner and at the same time on the same day and will be, after taking into account any differentiation in expenses allocable to a particular Class, in substantially the same proportion on a relative net asset value basis.

10.          Reports to Trustees. The Distributor and Adviser shall provide the Trustees such information as the Trustees may from time to time deem to be reasonably necessary to evaluate this Multi-Class Plan.

11.          Amendment. Any material amendment to this Multi-Class Plan shall be approved by the affirmative vote of a majority (as defined in the Act) of the Trustees of the Trust, including the affirmative vote of the Trustees who are not interested persons of the Trust.  Except as so provided, no amendment to this Multi-Class Plan shall be required to be approved by the shareholders of any Class of Shares of the Funds constituting the Trust.  The Distributor shall provide the Trustees such information as may be reasonably necessary to evaluate any amendment to this Multi-Class Plan.

Dated: September 27, 2011, as amended as restated on December 11, 2013 (to add Brookfield U.S. Listed Real Estate Fund and remove Brookfield High Yield Fund), as amended and restated on August 27, 2014 (to add Brookfield Real Assets Securities Fund and remove Brookfield Global High Yield Fund), as amended and restated on May 29, 2015 (to add Brookfield Real Assets Debt Fund), and amended and restated on [•], 2017 (to add Center Coast Brookfield MLP Focus Fund )